EXHIBIT 99
TD Banknorth Announces Succession Plan – Bharat Masrani to Assume Role as CEO
Effective March 1, 2007
PORTLAND, MAINE, October 23, 2006—TD Banknorth Inc. (NYSE: BNK) announced today that as part of its ongoing succession planning, Bharat Masrani, currently TD Banknorth President, will assume the additional role of Chief Executive Officer effective March 1, 2007. William J. Ryan, TD Banknorth Chairman and CEO will continue in his role as Chairman of the Board until 2010 and will focus on the Company’s merger and acquisition strategy while continuing his strategic oversight of the Company.
“Since joining the Company in 1989, Bill has taken a company that was near failure and through hard work, dedication and skill transformed it into one of the 25 largest commercial banks in the country – while at the same time demonstrating an unwavering commitment to the principles of community banking,” said TD Banknorth Lead Director Kevin Condron. “I look forward to working closely with Bill and the senior management team at TD Banknorth to continue moving the Company forward,” said Mr. Masrani.
Mr. Masrani joined the TD Banknorth management team in September as President. He first joined TD Bank Financial Group (“TDBFG”), TD Banknorth’s parent company, in 1987 and has served in a number of international management positions in commercial, corporate banking, and global wealth management.
Mr. Masrani will continue to report to Mr. Ryan in his role as Chairman.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At June 30, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.
For more information:
TD Banknorth Corporate Communications
Jeffrey Nathanson, 207-761-8517
jeffrey.nathanson@tdbanknorth.com